Consent of Independent Registered Public Accounting Firm

The Board of Directors

Emeritus Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-167122, 333-159573, 333-145862, 333-138414, 333-126106, 333-60323, 333-05965 and 333-70580) on Form S-8 and (No. 333-167448, 333-148400, 333-141801 and 333-20805) on Form S-3 of Emeritus Corporation of our reports dated March 1, 2013, with respect to the consolidated balance sheets of Emeritus Corporation as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of Emeritus Corporation.

Our report dated March 1, 2013 on the effectiveness of internal controls over financial reporting contains an explanatory paragraph that states Emeritus Corporation acquired Nurse On Call, Inc. (“NOC”) on November 16, 2012, and management excluded from its assessment of the effectiveness of Emeritus Corporation’s internal control over financial reporting as of December 31, 2012, NOC’s internal control over financial reporting is associated with total assets of $150.2 million and total revenues of $19.5 million included in the consolidated financial statements of Emeritus Corporation and subsidiaries as of and for the year ended December 31, 2012.  Our audit of internal control over financial reporting of Emeritus Corporation also excluded an evaluation of the internal control over financial reporting of NOC.

 (signed) KPMG LLP

Seattle, Washington

March 1, 2013